INVESTMENT MANAGEMENT

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Exhibit (d)(2)(i)

May 1, 2022

Todd Modic

Senior Vice President

Voya Investments, LLC

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Re: Sub-Advisory Fee Waiver

Dear Mr. Modic:

Voya Investments, LLC ("Voya Investments") and Voya Investment Management Co. LLC ("Voya IM") are parties to a Sub-Advisory Agreement dated November 18, 2014 (the "Agreement"), and pursuant to the Agreement, Voya Investments has agreed to pay Voya IM an annual sub-advisory fee of 0.2475% as a percentage of average daily net assets of Voya Emerging Markets Index Portfolio (the "Portfolio"), a series of Voya Variable Portfolios, Inc. ("VVPI"). By this letter dated May 1, 2022, Voya IM voluntarily waives a portion of the annual sub-advisory fee that it is entitled to receive as follows:

Voya IM will waive a portion of the sub-advisory fee payable by Voya Investments from May 1, 2022 through May 1, 2023 for the Portfolio, as indicated in the schedule set out below.

	Annual Sub-Advisory Fee
Series	Gross	Waiver	Net
Voya Emerging Markets Index Portfolio	0.2475%	0.0675%	0.1800%

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Directors of VVPI.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

May 1, 2022

Please acknowledge your acceptance of this fee waiver by executing below in the place indicated.

Very sincerely,

By: /s/ Christopher Kurtz_________

Name: Christopher Kurtz

Title: Vice President, Finance

Voya Investment Management Co. LLC

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic______________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized